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EXHIBIT 12

                       U S WEST Financial Services, Inc.
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in Thousands)

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
                                          With                 Without
                                     Parent Support        Parent Support
                                     Quarter Ended         Quarter Ended
                                     3/31/94    3/31/93    3/31/94    3/31/93
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
Income before income taxes            $3,196    $17,574     $1,127    $17,574
Interest expense                      12,724     33,110     12,724     33,110
Interest factor on rentals (1/3)          41        186         41        186
                                      ------     ------     ------     ------
Earnings                             $15,961    $50,870    $13,892     50,870

Interest expense                      12,724     33,110     12,724     33,110
Interest factor on rentals (1/3)          41        186         41        186
                                      ------     ------     ------     ------
Fixed charges                        $12,765    $33,296    $12,765    $33,296

Ratio of earnings to fixed charges      1.25       1.53       1.09       1.53
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